Exhibit 59

SB-DT CALL OPTION

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.  INTERESTS IN THIS SECURITY MAY BE OFFERED, REOFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY TO A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT IS A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”), AND THE RULES THEREUNDER) FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES, ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.  EACH PURCHASER OF THIS SECURITY AND EACH SUBSEQUENT HOLDER OF THIS SECURITY IS REQUIRED TO NOTIFY ANY PURCHASER OF THE ABOVE TRANSFER RESTRICTIONS AND WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS AND WARRANTIES SET FORTH IMMEDIATELY BELOW AND UNDER SECTION 13 HEREOF.

EACH PURCHASER (INCLUDING SUBSEQUENT TRANSFEREES) OF THIS SECURITY (OR A BENEFICIAL INTEREST HEREIN) WILL BE DEEMED TO HAVE REPRESENTED, WARRANTED, ACKNOWLEDGED AND AGREED THAT: (1) IT IS PURCHASING THIS SECURITY (OR SUCH BENEFICIAL INTEREST) FOR ITS OWN ACCOUNT, AND NOT WITH A VIEW TO ANY PUBLIC RESALE OR DISTRIBUTION THEREOF; (2) IT UNDERSTANDS AND ACKNOWLEDGES THAT THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR ANY U.S. STATE OR FOREIGN SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION AND NOTWITHSTANDING THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, THE SECURITIES MAY NOT BE RESOLD OR TRANSFERRED EXCEPT TO AN INVESTOR THAT IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) PURSUANT TO RULE 144A THAT IS ALSO A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT AND THE RULES THEREUNDER); (3) IT IS A QUALIFIED INSTITUTIONAL BUYER AND ALSO A QUALIFIED PURCHASER; AND (4) IT AGREES ON ITS OWN BEHALF AND ON BEHALF OF EACH SUBSEQUENT HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF WILL AGREE, TO OFFER, REOFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY ONLY (I) TO AN INVESTOR WHO IS BOTH A QUALIFIED INSTITUTIONAL BUYER AND A QUALIFIED PURCHASER, AND (II) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES, ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION, SUBJECT IN EACH CASE TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL.

IF ANY PERSON ACQUIRING THIS SECURITY (OR A BENEFICIAL INTEREST HEREIN) IS NOT BOTH A QUALIFIED INSTITUTIONAL BUYER AND A QUALIFIED PURCHASER (OR FAILS TO MEET THE OTHER REQUIREMENTS SET FORTH HEREIN) AT THE TIME OF ACQUISITION HEREOF, SUCH TRANSACTION WILL BE NULL AND VOID AND OF NO EFFECT.

OPTION
to purchase
37,568,349
Shares of Common Stock of
T-Mobile US, Inc.,
a Delaware Corporation

1.          Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.00001 par value per share, of the Company.

“Company” means T-Mobile US, Inc., a Delaware corporation.

“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.

“Equity Interests” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercisable Date” means the earlier of (i) 30 days prior to the Expiration Time and (ii) the later of (x) October 2, 2020 and (y) the Fixed Options Exercise Date.

“Exercise Period” means the period from and including the Exercisable Date to and including the Expiration Time.

“Exercise Price” means the average of the daily VWAPs for the Common Stock for each of the 20 Trading Days immediately preceding the relevant date of exercise.

“Expiration Time” means June 22, 2024.

“Fixed Options” means the “Options” as defined in and subject to the Newco-DT Option Instrument and the “Options” as defined in and subject to the SB-Newco Option Instrument.

“Fixed Options Exercise Date” means the date on which all the Fixed Options have been exercised (without regard to whether settlement of such exercise has occurred).

“Foreclosure Transferred Shares” has the meaning set forth in Section 2(ii).

“Grantor” means Project 6 or its successor.

“Investment Company Act” means the Investment Company Act of 1940, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Issue Date” means June 22, 2020.

“Margin Loan” means the amended and restated Margin Loan Agreement, originally dated as of September 8, 2021, as amended and restated as of October 12, 2021, by and among Grantor, as borrower, the several lenders party thereto, Deutsche Bank Trust Company Americas, as facility agent, and Goldman Sachs International Bank, JPMorgan Chase Bank, N.A., London Branch, Mizuho Securities USA LLC, Citibank, N.A. and Deutsche Bank AG, London Branch, as joint calculation agents (as amended, restated, modified or supplemented from time to time), pursuant to which a secured term margin loan facility secured by a pledge of Common Stock permitted to be incurred by the terms of the Proxy Agreement (or as otherwise agreed in writing by DT) was made available to the Margin Loan Borrower.

“Margin Loan Borrower” means Project 6 or any other subsidiary of SoftBank party to the Margin Loan as borrower thereunder.

“Margin Loan ROFR” means the right of DT to purchase Actual ROFR Shares (as defined in the Proxy Agreement) or exercise any similar rights to purchase shares of Common Stock pledged under a Margin Loan (including, for the avoidance of doubt, the right to acquire remaining Compliant Margin Loan Pledged Shares (as defined in the Proxy Agreement) following the purchase of the Actual ROFR Shares (as defined in the Proxy Agreement), in each case as contemplated by the Proxy Agreement and subject to the terms of any intercreditor agreement relating to the applicable Margin Loan.

“Margin Loan ROFR Transferred Shares” has the meaning set forth in Section 2(ii).

“Market Price” means, on any date of determination, the last sale price of the Common Stock (or other Equity Interest) as reported on The NASDAQ Global Select Market (as reported on Bloomberg L.P. page “TMUS US Equity HP” (or any successor page thereto)) (or any other exchange or quotation system, if applicable) (or, in the case of other Equity Interest, on such other exchange and page as may be applicable). If the Common Stock (or such other Equity Interest) is not readily tradable on an established securities market, Market Price shall be reasonably determined in good faith by a third party appraisal firm mutually agreed by the Grantor and the Optionholder.

“Merger Event” means, in respect of shares of Common Stock, any (i) reclassification or change of such shares of Common Stock that results in a transfer of or an irrevocable commitment to transfer all of such shares of Common Stock outstanding to another entity or person, (ii) consolidation, amalgamation, merger or binding share exchange of the Company with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Company is the continuing entity and which does not result in a reclassification or change of all of such shares of Common Stock outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of Common Stock of the Company that results in a transfer of or an irrevocable commitment to transfer all such shares of Common Stock (other than such shares of Common Stock owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the Company or its subsidiaries with or into another entity in which the Company is the continuing entity and which does not result in a reclassification or change of all such shares of Common Stock outstanding but results in the outstanding shares of Common Stock (other than shares of Common Stock owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding shares of Common Stock immediately following such event.

“Newco-DT Option Instrument” the Newco-DT Call Option instrument, dated as of June 22, 2020, between T-Mobile Agent, as grantor thereunder, and DT, as optionholder thereunder (as amended, restated, modified or supplemented from time to time).

“Notice of Exercise” means the Form of Notice of Exercise attached as Annex A hereto.

“Option” means this SB-DT Call Option, issued on the Issue Date specified above by the Grantor to the Optionholder (as amended restated, modified or supplemented from time to time).

“Option Property” has the meaning set forth in Section 12(iv).

“Option Shares” has the meaning set forth in Section 2(i).

“Optionholder” has the meaning set forth in Section 2(i).

“Partial Transfer” has the meaning set forth in Section 8.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Project 6” means Delaware Project 6 L.L.C., a limited liability company organized in the state of Delaware and a wholly owned subsidiary of SoftBank.

“Proxy Agreement” means the Proxy, Lock-Up and ROFR Agreement, dated as of April 1, 2020, by and between SoftBank and DT (as amended, restated, modified or supplemented from time to time, including, without limitation, pursuant to the letter agreement, dated as of June 22, 2020, between DT and SoftBank).

“Purchaser” has the meaning set forth in Section 8.

“SB-Newco Option Instrument” means the SB-Newco Call Option instrument, dated as of June 22, 2020, between Project 6, as grantor thereunder, and T-Mobile Agent, as optionholder thereunder (as amended, restated, modified or supplemented from time to time).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Security Agreement” means the amended and restated Pledge and Security Agreement, originally dated as of September 15, 2021, as amended and restated as of October 12, 2021, by and among Grantor, as pledgor, and the several secured parties party thereto (as amended, restated, modified or supplemented from time to time), pursuant to which a security interest in all right, title and interest of the Grantor in an amount of shares of Common Stock equal to the number of Option Shares exercisable under this Option and any proceeds thereof is granted in favor of the Optionholder.

“SoftBank” means SoftBank Group Corp., a Japanese kabushiki kaisha.

“T-Mobile Agent” means T-Mobile Agent LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company.

“Trading Day” means a day on which The NASDAQ Global Select Market is open for trading.

“Transferred Shares” has the meaning set forth in Section 2(ii).

“VWAP” means with respect to Common Stock, the volume weighted average price per share of Common Stock on The NASDAQ Global Select Market as reported on Bloomberg L.P. page “TMUS US Equity AQR” (or any successor page thereto) or, if not available, by another authoritative source mutually agreed by the Grantor and the Optionholder in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day.

2.          Number of Option Shares; Exercise Price.

(i)          This certifies that, for value received, DT or its permitted assigns (the “Optionholder”) is entitled, upon the terms hereinafter set forth, to acquire from the Grantor, in whole or in part, up to an aggregate of 37,568,349 fully paid and nonassessable shares of Common Stock (the “Option Shares”), at a purchase price per share of Common Stock equal to the Exercise Price.  The Option Shares and the Exercise Price are subject to adjustment as provided herein (including under Section 2(ii), Section 3(i) and Section 12 hereof), and all references to “Common Stock,” “Option Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

(ii)          If the Margin Loan Borrower transfers any shares of Common Stock as a result of (x) foreclosure on such shares under the Margin Loan (such shares, the “Foreclosure Transferred Shares”) or (y) a purchase pursuant to the Margin Loan ROFR of such shares (such shares, the “Margin Loan ROFR Transferred Shares” and, together with the Foreclosure Transferred Shares, the “Transferred Shares”), then the number of Option Shares shall automatically be reduced by a number (rounded to the nearest whole number of shares) equal to the number of such Transferred Shares; provided that subsequent to any Partial Transfer such reduction shall be allocated pro rata among this Option and each other Option exchanged for the Option originally issued on the Issue Date.

(iii)          The Optionholder shall be responsible for satisfying all legal requirements applicable to its exercise of this Option, and the Grantor shall not be required to settle this Option if settlement of this Option would violate any applicable legal requirement.

3.           Exercise of Option.

(i)          The right to purchase Option Shares represented by this Option is exercisable, in whole or in part by the Optionholder, at any time or from time to time during the Exercise Period, by (A) the surrender of this Option and the Notice of Exercise attached as Annex A hereto, duly completed and executed on behalf of the Optionholder, at the principal office of the Grantor located at 1 Circle Star Way, San Carlos, CA 94070, Attn: SBGI Legal Team, e-mail: SBGI-Legal@softbank.com and SBGI-FinOps@softbank.com (or such other office or agency of the Grantor as it may designate by notice in writing to the Optionholder) and (B) payment of the Exercise Price for the Option Shares thereby purchased by wire transfer of immediately available funds to an account designated by the Grantor; provided that any purported exercise of this Option made within 20 Trading Days following an event requiring an adjustment pursuant to Section 12 shall be deemed made on the Trading Day immediately following the expiration of such 20-Trading Day period, and shall be effective whether or not such Trading Day occurs after the Expiration Time.

(ii)          If the Optionholder does not exercise this Option in its entirety, the Optionholder shall be entitled to receive from the Grantor, upon request, a new option of like tenor in substantially identical form and on the same terms for the purchase of that number of Option Shares equal to the difference between the number of Option Shares subject to this Option and the number of Option Shares as to which this Option is so exercised.

3A.        Alternate Exercise.

(i)          In this Section 3A:

“Initial VPF Date” means the first date upon which a VPF Confirmation is entered into by Project 6 with any counterparty.

“Master Framework Agreement” means the 2021 Master Framework Agreement dated as of September 6, 2021, by and among SoftBank, Project 6 and DT.

“Scheduled Trading Day” has the meaning given such term in the VPF Confirmations, as in effect on the Initial VPF Date.

“VPF Confirmation” means any of one or more Prepaid Variable Share Forward Confirmations entered into by Project 6 pursuant to Section 3.4 of the Master Framework Agreement, as the same may be amended, supplemented or replaced in accordance with the Master Framework Agreement.

(ii)          This Section 3A shall apply, to the exclusion of Section 3(i), the first sentence of Section 4, any other inconsistent provisions of this Option and any inconsistent definitions in Section 1, in connection with any exercise of this Option that meets all the following requirements:

(a) such exercise is after the Initial VPF Date;

(b) any VPF Confirmation remains in effect; and

(c) (1) the number of shares of Common Stock required to be delivered by Project 6 in connection with such exercise plus the number of shares of Common Stock required to be delivered by Project 6 in connection with any substantially contemporaneous exercise of the SB-Newco Call Option Instrument is greater than (2) the total number of outstanding shares of Common Stock Beneficially Owned (as defined in the Proxy Agreement) at the time of such exercise by Project 6 and its Affiliates (as defined in the Proxy Agreement), excluding any Pledged Shares (as defined in the Master Framework Agreement) and excluding the total number of shares of Common Stock at the time of such exercise pledged to secure the VPF Confirmations.

(iii)          If this Section 3A applies to any exercise of this Option:

(a) The right to purchase Option Shares represented by this Option is exercisable, in whole or in part by the Optionholder, at any time or from time to time during the Exercise Period (but subject to paragraph (b) below), by the surrender of this Option and the Notice of Exercise attached as Annex A hereto, duly completed and executed on behalf of the Optionholder, at the principal office of the Grantor located at 1 Circle Star Way, San Carlos, CA 94070, Attn:  SBGI Legal Team, email:  SBGI-Legal@softbank.com and SBGI-FinOps@softbank.com (or such other office or agency of the Grantor as it may designate by notice in writing to the Optionholder), with a copy also delivered to the counterparties to Project 6 with respect to any VPF Confirmations then in effect.

(b) Notwithstanding paragraph (a) above, this Option may not be exercised if less than six months has passed since the date of the immediately preceding exercise of this Option (whether such immediately preceding exercise was in accordance with Section 3 or with this Section 3A).

(c) Subject to payment of the Exercise Price, the Option Shares acquired upon exercise of this Option shall be delivered in book-entry form no later than the second Business Day following the determination of the Exercise Price.

(d) The Exercise Price shall be paid by the Optionholder on the second Business Day following the determination of the Exercise Price by wire transfer of immediately available funds to an account designated by the Grantor.

(e) The “Expiration Time” means May 28, 2024.

(f) The “Exercise Price” means the lesser of (i) the average of the daily VWAPs of the Common Stock for the 20 Scheduled Trading Days beginning on, and including, the Scheduled Trading Day immediately following the date of delivery of the Notice of Exercise and (ii) the average of the daily VWAPs of the Common Stock for (x) the period of 20 Trading Days ending with the date of delivery of the Notice of Exercise (or ending on the immediately preceding Trading Day if the date of delivery of the Notice of Exercise is not a Trading Day) and (y) the 20 Scheduled Trading Days beginning on, and including, the Scheduled Trading Day immediately following the date of delivery of the Notice of Exercise.

The periods described in clauses (i) and (ii)(y) above and the VWAPs for each day in such periods shall be automatically adjusted as set forth in the text opposite the definition of “Daily VWAP” in the VPF Confirmations (as in effect on the Initial VPF Date) as if such periods were the Settlement Period (as defined in the VPF Confirmations, as in effect on the Initial VPF Date) in a manner consistent with the adjustments for the VPF Confirmations (as in effect on the Initial VPF Date).  The automatic adjustment contemplated by this sentence will not apply if there is more than one outstanding VPF Confirmation at the time of such exercise but only one VPF Confirmation is adjusted.

4.          Delivery of Option Shares.  The Option Shares acquired upon exercise of this Option shall be delivered no later than the second Business Day following the date of exercise of this Option in book-entry form.  The Grantor hereby represents and warrants that the Option Shares are validly issued, fully paid and nonassessable and, upon delivery to the Optionholder shall be free of any liens or encumbrances.  The Optionholder hereby acknowledges that Option Shares acquired upon exercise of this Option have not been registered under the Securities Act and must be held indefinitely unless such Option Shares are subsequently registered under the Securities Act or an exemption from such registration is available, and the Company is under no obligation to register the Option Shares.

5.           No Fractional Shares.  No fractional Option Shares or other Equity Interests representing fractional Option Shares or other Equity Interests shall be issued or obtained upon any exercise of this Option.  In lieu of any fractional share to which the Optionholder would otherwise be entitled, the Optionholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock or such other Equity Interests on the last trading day preceding the date of exercise less the Exercise Price for such fractional share.

6.          No Rights as Stockholders.  Except as otherwise provided by the terms of this Option, this Option does not entitle the Optionholder to (i) receive dividends or other distributions, (ii) consent to any action of the stockholders of the Company, (iii) receive notice of or vote at any meeting of the stockholders, (iv) receive notice of any other proceedings of the Company or (v) exercise any other rights whatsoever, in any such case, as a stockholder of the Company prior to the date of exercise hereof.

7.          Charges, Taxes and Expenses.  Issuance of this Option and the delivery of any shares of Common Stock or other Equity Interests to the Optionholder upon the exercise of this Option shall be made without charge to the Optionholder for any transfer tax or other incidental expense in respect of such delivery, all of which taxes and expenses shall be paid by the Grantor.

8.          Transfer and Assignment.  Subject to applicable securities laws, the Optionholder shall have the right to pledge, transfer or assign its rights and obligations hereunder, in whole or in part, to (a) the Company, (b) any wholly-owned subsidiary of the Optionholder (so long as such transferee remains a wholly-owned subsidiary of the Optionholder) or (c) any Person that is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act (each such Person, a “Purchaser”); provided that a Purchaser shall, as a condition for such transfer or assignment, provide to the Grantor a duly executed certificate in the form of Annex B hereto and an executed joinder to the Security Agreement and any intercreditor agreement entered into in connection with the Margin Loan in a form reasonably satisfactory to the Grantor.  The Grantor shall not have the right to assign or transfer its rights and obligations hereunder, in whole or in part, to any person without the prior written consent of the Optionholder.  Upon a transfer by the Optionholder permitted by this Section 8, this Option shall be transferrable upon surrender of this Option to the office or agency of the Grantor described in Section 3, and a new Option of the same tenor and date as this Option but registered in the name of one or more transferees shall be made and delivered by the Grantor to each Purchaser at each such address furnished to the Grantor.  If the transferring holder does not transfer the entirety of its rights to purchase all Option Shares hereunder (each such transfer, a “Partial Transfer”), such holder shall be entitled to receive from the Grantor a new Option in substantially identical form for the purchase of that number of Option Shares as to which the right to purchase was not transferred and otherwise substantially on the same terms as the original Option prior to the Partial Transfer.  Each Partial Transfer must transfer or assign rights to purchase a minimum of 5,000,000 Option Shares, or, if rights to purchase less than 5,000,000 Option Shares are exercisable hereunder, all rights to purchase Option Shares then exercisable hereunder.  All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Options pursuant to this Section 8 shall be paid by the Grantor, other than the costs and expenses of counsel or any other advisor to the Optionholder and its transferee.

9.          Registry of Option.  The Grantor shall maintain a registry showing the name and address of the Optionholder as the registered holder of this Option.  This Option may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Grantor, and the Grantor shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.          Loss, Theft, Destruction or Mutilation of Option.  Upon receipt by the Grantor of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Grantor, or, in the case of any such mutilation, upon surrender and cancellation of this Option, the Grantor shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Option, a new Option of like tenor and representing the right to purchase the same aggregate number of Option Shares as provided for in such lost, stolen, destroyed or mutilated Option.

11.          Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.          Adjustments and Other Rights.  The Exercise Price and Option Shares subject to this Option shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment, no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication and for the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Option Shares subject to this Option shall be made pursuant to this Section 12.

(i)          Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on its Common Stock in shares of Common Stock, (b) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Option Shares subject to this Option at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Optionholder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Option after such date had this Option been exercised in full immediately prior to such record date or effective date, as the case may be.  In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Option Shares subject to this Option in full before the adjustment determined pursuant to the immediately preceding sentence and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Option Shares subject to this Option in full determined pursuant to the immediately preceding sentence.

(ii)          Distributions.  If the Company shall fix a record date for the making of a dividend or other distribution (by spin-off or otherwise) on shares of Common Stock other than any cash dividend, whether in Equity Interests of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, excluding (x) dividends or distributions subject to adjustment pursuant to Section 12(i) or (y) dividends or distributions of rights in connection with the adoption of a stockholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock issued subsequent to the initial dividend or distribution of such rights), then in each such case, in addition to the number of Option Shares subject to this Option, the Optionholder shall be entitled to receive such Equity Interests of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, that a holder of such number of shares of Common Stock on such record date would have been entitled to receive as a result of such dividend or other distribution.  For purposes of the foregoing, in the event that such dividend or distribution in question is ultimately not so made, the number of Option Shares subject to this Option then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to make such dividend or distribution, to the number of Option Shares that would then be subject this Option if such record date had not been fixed.  The provisions of this Section 12 shall apply in respect of any Equity Interests that the Optionholder may become entitled to receive by operation of this Section 12(ii).

(iii)          Merger Event.  In case of any Merger Event, notwithstanding anything to the contrary contained herein, the Optionholder’s right to receive Option Shares upon exercise of this Option shall be converted, effective upon the occurrence of such Merger Event, into the right to exercise this Option to acquire the number of shares of stock or other securities or property (other than cash) that the Common Stock subject to (at the time of such Merger Event) this Option immediately prior to such Merger Event would have been entitled to receive upon consummation of such Merger Event (assuming for this purpose that any election to receive cash in respect of shares of Common Stock is made for the maximum amount of cash that may be delivered).

(iv)          Calculation of Certain Option Property.  Notwithstanding anything to the contrary, in the event that any Equity Interests, other securities of the Company or any other Person or any other property that the Optionholder may become entitled to receive by operation of this Section 12 (individually and collectively, “Option Property”) shall, by its terms, in whole or in part, (x) mature or expire prior to the Expiration Time, or (y) require the giving of any notice or the taking of any action the failure of either of which could result in (1) the forfeiture of rights or value to which the holder thereof would otherwise be entitled prior to the Expiration Time or (2) the maturation or expiration of such Option Property prior to the Expiration Time, then the Exercise Price shall be reduced by the fair market value of such Option Property determined in accordance with this Section 12(iv).  The fair market value of Option Property that is listed or traded on an exchange or the prices for which are available on a quotation system shall be the last sale price for such Option Property on such exchange or quotation system.  If such Option Property is not listed or traded an exchange or quotation system, the Grantor shall determine the fair market value of such Option Property based on prices for such Option Property obtained from several leading dealers in the market for such Option Property, or if such prices are not available to the Grantor notwithstanding its commercially reasonable efforts so to procure, the fair market value of such Option Property shall be determined by a nationally recognized investment banking, accounting or valuation firm mutually agreed by the Grantor and the Optionholder.

(v)          Statement Regarding Adjustments.  Whenever the Exercise Price or the number of Option Shares subject to this Option shall be adjusted as provided in this Section 12, the Grantor shall determine the amount and form of any such adjustment in good faith and in a commercially reasonable manner and shall prepare a statement showing in reasonable detail the basis for such determination (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination) and cause a copy of such statement to be delivered to the Optionholder as promptly as practicable and in no event later than 5 Business Days following its determination regarding such adjustment.

(vi)          Notice of Adjustment Event.  In the event that the Company takes any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the number of Option Shares subject to this Option or a change in the type of securities or property to be delivered upon exercise of this Option), the Grantor shall provide written notice to the Optionholder, which notice shall set forth the facts with respect thereto as shall be reasonably necessary to indicate the proposed effect on the Exercise Price and the number, kind or class of shares or other securities or property which upon the delivery of such shares or other securities or property to a holder of Common Stock, is expected to be deliverable to the Optionholder upon exercise of this Option and show in reasonable detail the basis for such determination (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination).

(vii)          Adjustment Rules.  Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur.  If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in the Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

13.          Representations.

(i)          The Optionholder represents and warrants to, and agrees with, the Grantor that:

(a)          It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act.

(b)          (1) It is acting for its own account, and it has made its own independent decisions to enter into this Option and as to whether this Option is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (2) it is not relying on any communication (written or oral) of the other party or any of the other party’s affiliates as investment advice or as a recommendation to enter into this Option (it being understood that information and explanations related to the terms and conditions of this Option shall not be considered investment advice or a recommendation to enter into this Option) and (3) no communication (written or oral) received from the other party or any of the other party’s affiliates shall be deemed to be an assurance or guarantee as to the expected results of transactions contemplated by this Option.

(ii)          The Grantor represents and warrants to, and agrees with, the Optionholder that:

(a)          It is duly organized and validly existing under the laws of its jurisdiction of incorporation and, if relevant under such laws, is in good standing; it has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Option; such execution, delivery and performance have been duly authorized by all necessary corporate action on its part; and this Option has been duly and validly executed and delivered by the Grantor and constitutes its valid and binding obligation, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)          Neither the execution and delivery of this Option nor the incurrence or performance of the obligations of such party hereunder will conflict with or result in a breach of (1) the certificate of incorporation or by laws (or any equivalent documents) of the Grantor, (2) any law or regulation, applicable to it, or any order, writ, injunction or decree of any court or governmental authority or agency applicable to the Grantor, or (3) any agreement or instrument to which the Grantor is a party or by which it is bound or to which it is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except, in the case of clause (3), to the extent that such conflict, breach, default or lien would not have a material adverse effect on the Grantor, this Option or the Optionholder’s rights or obligations relating to this Option, or the power or ability of the Grantor to execute and deliver this Option or perform its obligations hereunder.

(c)          No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by the Grantor of this Option, except such as have been obtained or made or the absence of which would not have a material adverse effect on such party, this Option or the Optionholder’s rights or obligations relating to this Option, or the power or ability of the Grantor to execute and deliver this Option or perform its obligations hereunder and except such as may be required under the Securities Act or state securities laws and except for filings with the Securities and Exchange Commission.

14.          Tax Matters.

(i)          Upon the reasonable request of the Optionholder, the Grantor agrees to deliver to the Optionholder, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or successor thereto), and the Optionholder agrees to deliver to the Grantor, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or successor thereto) and any other tax forms or documentation requested by the Grantor that Optionholder is eligible to deliver.

(ii)          The Optionholder and any of its affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Option such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable tax law.  To the extent amounts are so withheld and paid over to or deposited with the relevant taxing authority, such deducted and withheld amounts shall be treated for all purposes of this Option as having been paid to the person in respect of which such deduction and withholding was made.  The parties shall, and shall cause their representatives and affiliates to, reasonably cooperate to reduce or eliminate any amount required to be deducted and withheld pursuant to this Section 14(ii).

(iii)          The Grantor represents and warrants to the Optionholder that it is a limited liability company organized in the State of Delaware that is treated as disregarded as separate from SoftBank for U.S. federal income tax purposes

15.          Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(i)          THIS OPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the parties arising out of or relating to this Option, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 18 shall be effective service of process for any such action.

(ii)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OPTION IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS OPTION OR THE TRANSACTIONS CONTEMPLATED HEREBY  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS OPTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 15(ii).

16.          Binding Effect.  This Option shall be binding upon any successors or assigns of the Grantor.

17.          Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Option may be amended, modified or discharged or waived only by written agreement executed by the parties hereto, and no extension of time for the performance of any of the obligations hereunder shall be valid or binding unless set forth in writing and duly executed by the parties.  Any waiver shall constitute a waiver only with respect to the specific matter described in such written agreement and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time.  The waiver by any of the parties of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  Except as expressly provided in this Option, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

18.          Notices.  Unless otherwise provided in this Option, all notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (i) when delivered, if delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, provided that such delivery is completed during normal business hours of the recipient, failing which such notice shall be deemed to have been given on the next Business Day, (ii) on the next Business Day if sent by overnight courier and delivered on such Business Day within ordinary business hours and, if not, the next Business Day following delivery; and (iii) when received, if received during normal business hours and, if not, the next Business Day after receipt, if delivered by e-mail or any means other than those specified above.  In the event that this Option is transferred or assigned, the address of the Optionholder or the Grantor shall be such other address as shall have been furnished to the other party pursuant to Section 8 or this Section 18, as applicable.

If to the Grantor, to:

Delaware Project 6 L.L.C.
1 Circle Star Way
San Carlos, CA 94070
Attention: SBGI Legal
E-mail: sbgi-legal@softbank.com

and

SoftBank Group Corp.
Tokyo Shiodome Bldg.
1-9-1 Higashi-shimbashi
Minato-ku, Tokyo 105-7303
Japan
Attention: Corporate Officer, Head of Legal Unit
E-mail:	sbgrp-legalnotice@g.softbank.co.jp
sbgi-legal@softbank.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Robert DeLaMater
Sarah Payne
E-mail:	DeLaMaterR@sullcrom.com
PayneSA@SULLCROM.com

If to the Optionholder, to:

Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn, Germany
Attention: Axel Lützner, Head of Legal M&A
E-mail: Axel.Luetzner@telekom.de

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention:	Richard Hall
Andrew C. Elken
E-mail:	RHall@cravath.com
AElken@cravath.com

19.          Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

20.          Counterparts.  This Option may be signed in any number of counterparts, each of which shall be deemed an original (including signatures delivered via facsimile or electronic mail) with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto may deliver this Option by facsimile or by electronic mail and each party hereto shall be permitted to rely on the signatures so transmitted to the same extent and effect as if they were original signatures.

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IN WITNESS WHEREOF, the Grantor has caused this Option to be duly executed by a duly authorized officer.

Dated: November 29, 2021

DELAWARE PROJECT 6 L.L.C.

By:
Name:
Title:

Acknowledged and Agreed

DEUTSCHE TELEKOM AG

By:
Name:
Title:

[Signature Page to SB-DT Call Option]

Annex A

[Form of Notice of Exercise]

Date:

TO: THE GRANTOR

RE: Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Option, hereby agrees to purchase the number of shares of Common Stock set forth below covered by such Option.  The undersigned, in accordance with Section 3 of the Option, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock.  A new option evidencing the remaining shares of Common Stock covered by such Option, but not yet subscribed for and purchased, if any, should be issued in the name of the Optionholder.

Number of shares of Common Stock with respect to which the Option is being exercised:

______________________________________

Aggregate Exercise Price: ______________________________________

Holder:
By:
Name:

Annex B

[Form of Certificate]

Date:

Reference is made to the SB-DT Call Option (the “Option”), issued on June 22, 2020 by Project 6, as Grantor, to [DT], as Optionholder.  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Option.

Pursuant to Section 8 of the Option, the Optionholder has agreed to pledge, transfer or assign its rights and obligations under the Option to acquire from the Grantor, in whole or in part, up to an aggregate of [Number of Option Shares] fully paid and nonassessable shares of Common Stock to [Name of Purchaser] (the “Purchaser”). The Purchaser, through its undersigned officer, does hereby certify to the Grantor and the Optionholder that:

1.          It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act; and

2.          (1) It is acting for its own account, and it has made its own independent decisions to acquire the Option and as to whether this Option is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (2) it is not relying on any communication (written or oral) of the other party or any of the other party’s affiliates as investment advice or as a recommendation to enter into this Option (it being understood that information and explanations related to the terms and conditions of this Option shall not be considered investment advice or a recommendation to enter into this Option) and (3) no communication (written or oral) received from the other party or any of the other party’s affiliates shall be deemed to be an assurance or guarantee as to the expected results of transactions contemplated by this Option.

IN WITNESS WHEREOF, the Purchaser has caused this certificate to be duly executed by a duly authorized officer as of the date first written above.

[Purchaser]:
By:
Name: